BRANDES INVESTMENT TRUST and BRANDES INVESTMENT PARTNERS, L.P.
FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of November 14, 2008 to the Fund Accounting Servicing Agreement, dated as of September 29, 2008 (“the Agreement”), is entered into by and among Brandes Investment Trust, a Delaware statutory trust (the “Trust”), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”) and Brandes Investment Partners, L.P., a Delaware limited partnership and the investment advisor to the Trust (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend said Agreement to amend the fees; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BRANDES INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Debra McGinty-Poteet	By: /s/ Michael R. McVoy

Name: Debra McGinty-Poteet	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

BRANDES INVESTMENT PARTNERS, L.P.

By: /s/ Glenn Carlson

Name: Glenn Carlson

Title: Chief Executive Officer

Amended Exhibit B
to the
Brandes Investment Trust and Brandes Investment Partners, L.P.

Fund Accounting Servicing Agreement

FUND ACCOUNTING SERVICES FEE SCHEDULE at October, 2008

Annual Fund Accounting Fee for the Fund Complex*
Base fee on the first $___ billion
___ basis points on the next $__ billion
___ basis points on assets over $__ billion

Annual Base Fee on First $1.5 Billion for the Fund Complex (4 Funds)*
$________ for the 4 Fund Complex
$________ for each additional fund
$________ for each additional share class

Plus Out-Of-Pocket Expenses – Including but not limited to pricing services, corporate action services domestic and international, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.
● Pricing Services
● $___  Domestic and Canadian Equities
● $___  Options
● $___  Corp/Gov/Agency Bonds
● $___  CMO's
● $___  International Equities and Bonds
● $___  Municipal Bonds
● $___  Money Market Instruments
● $___ /Fund/Month - Mutual Fund Pricing
● $___ /Foreign Equity Security/Month for Corporate Action Service
● $___ /Month Manual Security Pricing (>10/day)
● Factor Services (BondBuyer)
● $___ /CMO/Month
● $___ /Mortgage Backed/Month
● $___ /Month Minimum Per Fund Group
● Fair Value Services (FT Interactive)
● $___ on the first 100 securities per day
● $___ on the balance of securities per day

Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple class funds, master feeder products, international income funds, funds with multiple advisors/sub-advisors.

Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

11/14/08